Date:	May 15, 2007

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES DIVIDEND INCREASE

Danville, VA - At its meeting today, the Board of Directors of American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, declared an increase in its quarterly dividend rate. The company will pay a quarterly cash dividend of $.23 per share on June 22, 2007, to shareholders of record on June 8, 2007. This represents an increase of $.01 per share, or 4.5%, over the prior quarter’s dividend.

“This represents the 31st consecutive year of increased dividends,” stated Charles H. Majors, President and Chief Executive Officer. “I am pleased that our operating results allow us to increase our dividend while maintaining a strong capital position.”

About American National

American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with eighteen full service offices serving the areas of Danville, Pittsylvania County, Martinsville, Henry County, South Boston, Halifax County, Lynchburg, Bedford, Bedford County, Campbell County, and portions of Nelson County in Virginia, along with portions of Caswell County in North Carolina. The Company also operates loan production offices in Greensboro, North Carolina, Lynchburg, Virginia, and Smith Mountain Lake, Virginia.

American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance. Services are also provided through twenty-two ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking. Additional information is available on the Bank’s website at www.amnb.com. The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol “AMNB.”

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario;; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.